NYSE Alternext US LLC

DETERMINATION AND NOTIFICATION OF REMOVAL FROM LISTING

AND/OR REGISTRATION UNDER SECTION 12(b) OF THE

SECURITIES EXCHANGE ACT OF 1934

Attachment to Form 25

November 20, 2008

NYSE Alternext US LLC (the “Exchange”), pursuant to Section 12(d) of the Securities Exchange Act of 1934 and Rule 12d2-2(b) promulgated thereunder by the Securities and Exchange Commission (the “SEC” or the “Commission”), has determined to strike from listing and registration on the Exchange, the following:

MPC Corporation

Common Stock, No Par Value

Warrants to Purchase Common Stock, No Par Value

Commission File Number – 001-32306

1.

The standards of the Exchange provide, among other things, that consideration may be given to the removal of a security when: (i) the financial condition and/or operating results of the issuer appear to be unsatisfactory; (ii) the issuer has failed to comply with its listing agreements with the Exchange; or (iii) any other event shall occur or any condition shall exist which makes further dealings on the Exchange unwarranted.

In applying these standards, the Exchange gives consideration to delisting the securities of a company that is not in compliance with or is subject to:

(a)

Section 1002(b) of the NYSE Alternext US LLC Company Guide (the “Company Guide”) which states that the Exchange will consider the suspension of trading in, or removal from listing, any security when, in the opinion of the Exchange, it appears that the extent of public distribution of the aggregate market value of a company’s security has become so reduced as to make further dealings on the Exchange inadvisable;

(b)

Section 1003(a)(i) of the Company Guide which requires a company to maintain at least $2 million in stockholders’ equity if the company has reported losses from continuing operations and/or net losses in two out of its three most recent fiscal years;

(c)

Section 1003(a)(iv) of the Company Guide which states that the Exchange will normally consider suspending dealings in, or removing from the list, securities of an issuer that has sustained losses which are so substantial in relation to its overall operations or its existing financial resources, or its financial condition has become so impaired that it appears questionable, in the opinion of the Exchange, as to whether such company will be able to continue operations and/or meet its obligations as they mature; and

(d)

Section 1003(f)(v) of the Company Guide which states that the Exchange will normally consider suspending dealings in, or removing from the list, a security selling for a substantial period of time at a low price per share.

2.

The Common Stock and Warrants to Purchase Common Stock (collectively, the “Securities”) of MPC Corporation (the “Company” or “MPC”) do not qualify for continued listing for the following reasons:

(a)  The Company has incurred losses from continuing operations and net losses as follows:

Years ended December 31,

Losses from Continuing Operations

Net Loss

2007

$14,299,000

$11,453,000

2006

$39,043,000

$58,716,000

2005

$39,037,000

$16,741,000

(b)  At June 30, 2008, the Company reported a stockholders’ deficit of $25,828,000.

3.

In reviewing the eligibility of the Company’s Securities for continued listing, the Exchange has complied with its standards and procedures as follows:

(a)

On May 8, 2008, the Company was notified by the Exchange that following a review of its annual report on Form 10-K for the year ended December 31, 2007, MPC was not in compliance with Section 1003(a)(i) of the Company Guide.  The Company was offered the opportunity to submit a plan of compliance to the Exchange detailing actions which it had taken, or intended to take, to regain compliance with the Exchange’s continued listing standards within a maximum of 18 months (the “Plan”).1

(b)

On June 9, 2008, MPC submitted its Plan to the Exchange and on June 27, 2008, the Exchange notified MPC that it had accepted the Plan and granted the Company an extension until November 9, 2009 to regain compliance with the continued listing standards (the “Plan Period”).

(c)

On October 21, 2008, the Exchange notified MPC of its intention to initiate delisting proceedings against the Company (the “Staff Determination”).  The Staff Determination was based on the fact that MPC failed to make progress consistent with the Plan.  Specifically, MPC was unable to achieve the financial projections set forth in the Plan, and based on publicly available information as well as information derived from conversations with the Company; it was evident that MPC’s financial condition had significantly worsened.  In this regard, the Company’s quarterly report on Form 10-Q for the period ended June 30, 2008 indicated that MPC had experienced operational difficulties such that the Company could be compelled to file for bankruptcy.  As such, and because the Company had minimal cash and a working capital deficit at June 30, 2008, the Exchange’s October 21, 2008 delisting letter also notified MPC of Staff’s determination that the Company was not in compliance with Section 1003(a)(iv) of the Company Guide in that it was financially impaired.  In addition, as of that date the Company’s market capitalization was approximately $684,254 and therefore in accordance with Section 1002(b) of the Company Guide, Staff determined that the aggregate market value of the Company’s Securities had become so reduced as to make further dealings on the Exchange inadvisable.  Further, the Exchange’s October 21, 2008 letter also notified MPC that based on its low selling price over the previous six month period, Staff deemed it appropriate for the Company to effect a reverse stock split.  Lastly, the letter also informed the Company of its limited right, in accordance with Sections 1203 and 1009(d) of the Company Guide, to request a hearing before a Corporate Compliance Panel within seven days of the Staff Determination, or by October 28, 2008.

(d)

The Company did not appeal the Staff Determination within the requisite time period or thereafter and was not otherwise in compliance with the Exchange’s continued listing standards.

Accordingly, the Exchange, having complied with all of its procedures, is authorized to file this application in accordance with Section 12 of the Securities Exchange Act of 1934 and the rules promulgated thereunder.

4.

In the opinion of the Exchange, all of the material facts relating to the reasons for this application are contained herein.

5.

The Exchange official whose signature is set forth below is duly authorized to file this application.

6.

In accordance with the provisions of Rule 12d2-2, the Exchange has issued public notice of its final determination to remove the Company’s Securities from listing and/or registration by issuing a press release and posting notice on www.amex.com.  Further, a copy of this application has been forwarded to Mr. John P. Yeros, Chief Executive Officer of MPC Corporation.

/s/

Janice O’Neill

Senior Vice President – Corporate Compliance
NYSE Regulation, Inc.

Footnotes

1 MPC listed under an alternate listing designation on November 5, 2004, and therefore was not subject to the provisions and requirements of Section 1003(a)(ii) and 1003(a)(iii) of the Company Guide.